EXHIBIT 4.62(a)

DESCRIPTION OF PG&E CORPORATION’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of PG&E Corporation’s common stock (the “Common Stock”) and equity units (each an “Equity Unit”) is only a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to applicable law, our Amended and Restated Articles of Incorporation filed June 22, 2020, as amended by the Certificate of Amendment filed May 24, 2022 (the “Articles of Incorporation”), our Bylaws amended and restated as of June 22, 2020 (the “Bylaws”), the purchase contract agreement (the “purchase contract agreement”), dated as of July 1, 2020 between us and The Bank of New York Mellon Trust Company, N.A., as purchase contract agent (the “purchase contract agent”) and attorney-in-fact for the holders of purchase contracts from time to time and the custodial agreement (the “custodial agreement”), dated as of July 1, 2020 between the purchase contract agent and The Bank of New York Mellon Trust Company, N.A., as the custodian for the holders of the Equity Units (the “custodian”), each of which is filed as an exhibit to this Annual Report on Form 10-K and is incorporated by reference herein. We encourage you to read the Articles of Incorporation, the Bylaws, the purchase contract agreement and the custodial agreement for additional information.

In this section, references to “we,” “our,” “ours” and “us” refer only to PG&E Corporation and not to any of its direct or indirect subsidiaries or affiliates except as expressly provided.

Description of the Common Stock

General

Our Articles of Incorporation authorize the issuance of 3,600,000,000 shares of Common Stock and 400,000,000 shares of preferred stock. As of December 31, 2022, there were approximately 2,465,528,538 shares of our Common Stock, no par value, outstanding and no shares of preferred stock outstanding. All outstanding shares of our Common Stock are fully paid and nonassessable.

We may issue our Common Stock from time to time upon such terms and for such consideration as may be determined by our Board of Directors. Such further issuances, up to the aggregate amounts authorized by our Articles of Incorporation, will not require approval by our shareholders. We may also issue Common Stock from time to time under dividend reinvestment and employee benefit plans.

Voting Rights

Except as otherwise provided by law, holders of our Common Stock have voting rights on the basis of one vote per share on each matter submitted to a vote at a meeting of shareholders, subject to any class or series voting rights of holders of our preferred stock. Our shareholders may not cumulate votes in elections of directors. As a result, the holders of our Common Stock and (if issued) preferred stock entitled to exercise more than 50% of the voting rights in an election of directors can elect all of the directors to be elected if they choose to do so. In such event, the holders of the remaining Common Stock and preferred stock voting for the election of directors will not be able to elect any persons to the Board of Directors.

Dividend Rights

Holders of our Common Stock, subject to any prior rights or preferences of preferred stock outstanding, have equal rights to receive dividends if and when declared by our Board of Directors out of funds legally available therefor, except for dividends of cash or property.

Liquidation Rights

In the event of our liquidation, dissolution or winding up and after payment of all prior claims, holders of our Common Stock would be entitled to receive any of our remaining assets, subject to any preferential rights of holders of outstanding shares of preferred stock.

Conversion, Redemption and Preemptive Rights

Internal

Holders of our Common Stock have no preemptive rights to subscribe for additional shares of Common Stock or any of our other securities, nor do holders of our Common Stock have any redemption or conversion rights.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “PCG.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is EQ Shareowner Services.

Limitations on Rights of Holders of Common Stock - Preferred Stock

The rights of holders of Common Stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future. Set forth below is a description of PG&E Corporation’s authority to issue preferred stock and the possible terms of that stock.

Our Board of Directors is authorized, pursuant to our Articles of Incorporation, to issue up to 400,000,000 shares of preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

Prior to the issuance of shares of each series of our preferred stock, our Board of Directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California. The certificate of determination will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

•the title and stated value of the preferred stock;

•voting rights, if any, of the preferred stock;

•any rights and terms of redemption (including sinking fund provisions);

•the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•the terms and conditions, if applicable, upon which the preferred stock will be convertible into our Common Stock, including the conversion price (or manner of calculation) and conversion period;

•the provision for redemption, if applicable, of the preferred stock;

•the provisions for a sinking fund, if any, for the preferred stock;

•liquidation preferences;

•any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

All shares of preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of preferred stock being offered:

•the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•the procedures for any auction and remarketing, if any, for the preferred stock;

•any listing of the preferred stock on any securities exchange; and

•a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock.

Until our Board of Directors determines the rights of the holders of a series of preferred stock, we cannot predict the effect of the issuance of any shares of such series of preferred stock upon the rights of holders of our Common Stock. However, the effect could include one or more of the following:

•restricting dividends on our Common Stock;

•diluting the voting power of our Common Stock;

•impairing the liquidation rights of our Common Stock; or

•delaying or preventing a change in control of us without further action by our shareholders.

Our preferred stock, if issued, would rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•senior to all classes or series of our Common Stock and to all of our equity securities ranking junior to the preferred stock;

•on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

Holding Company Structure

PG&E Corporation conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries, including Pacific Gas and Electric Company (the “Utility”). Accordingly, PG&E Corporation’s cash flow and its ability to meet its obligations are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to PG&E Corporation in the form of dividends or loans or advances and repayment of loans and advances. PG&E Corporation’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts or make any funds available for payment pursuant to PG&E Corporation’s obligations.

Because PG&E Corporation is a holding company, its obligations will be structurally subordinated to all existing and future liabilities of its subsidiaries, including all debt securities and issued and outstanding preferred stock of the Utility (see Exhibit 4.60(b)) for a description of such preferred stock). Furthermore, the rights of PG&E Corporation to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will be subject to the prior claims of such subsidiary’s creditors, including any holders of preferred stock of such subsidiary. To the extent that PG&E Corporation is itself a creditor with recognized claims against any of its subsidiaries, its claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary that are senior to the claims held by PG&E Corporation.

Description of the Equity Units
In July and August 2020, we issued 16,000,000 Equity Units, each with a stated amount of $100. Each Equity Unit is comprised of (i) a prepaid forward stock purchase contract (a “purchase contract”) of PG&E Corporation and (ii) a 1/48,000th undivided beneficial ownership interest in specified U.S. treasury strips that mature on a quarterly basis from, and including, August 15, 2020 through, and including, August 15, 2023 and are held by the custodian as agent for the holders of the Equity Units (a “U.S. treasury strips component”). The following summary of the terms of the Equity Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the U.S. treasury strips components set forth under the caption “Description of the U.S. Treasury Strips Components” below contain a description of all of the material terms of the Equity Units and their components but are not complete and are subject to, and qualified in their entirety by reference to, the related contracts. We refer you to the purchase contract agreement and the custodial agreement, which are incorporated by reference to this Annual Report on Form 10-K.
Components of the Equity Units
Each Equity Unit is comprised of:

•	a prepaid forward stock purchase contract of PG&E Corporation entitling the holder to receive a number of shares of our Common Stock on August 16, 2023 (subject to postponement in certain limited circumstances, the “purchase contract settlement date”), or earlier if a “fundamental change” occurs prior to the settlement date or if the holder has elected “early settlement” (in each case, as defined herein and described below), determined by reference to the settlement rate described below; and

•	a U.S. treasury strips component.
Unless previously settled at the holder’s option as described in “Description of the Purchase Contracts-Early Settlement” or “Description of the Purchase Contracts-Early Settlement Upon a Fundamental Change,” we will deliver to the holder, on the purchase contract settlement date, in respect of each purchase contract not more than 10.5263 shares of our Common Stock and not less than 8.5929 shares of our Common Stock, based upon the applicable “settlement rate” (as defined below), which is subject to adjustment as described herein, and the “applicable market value” (as defined below) of our Common Stock, as described below under “Description of the Purchase Contracts-Delivery of Common Stock.”
Each holder of Equity Units will be paid the amount received by the custodian from the U.S. government in respect of each U.S. treasury strip underlying the Equity Units owned by such holder on the business day immediately following the date such U.S. treasury strip matures on February 15, May 15, August 15 and November 15 of each year, with such payments commencing on, and including, August 17, 2020, and ending on, and including, August 16, 2023, as described below under “Description of the U.S. Treasury Strips Components.”
The stated amount of each Equity Unit must be allocated between the U.S. treasury strips component and the purchase contract based upon their relative fair market values. We have determined that the fair market value of each U.S. treasury strips component is $17.1402 and the fair market value of each purchase contract is $82.8574. Each holder agrees to such allocation and this position is binding upon each holder (but not on the Internal Revenue Service).
Separating and Recreating Equity Units
Upon the conditions and under the circumstances described below, a holder of 48,000 Equity Units (or any integral multiple thereof) has the right to separate its Equity Units into its component parts, and a holder of 48,000 separate purchase contracts (or any integral multiple thereof) and the underlying U.S. treasury strips has the right to combine these components to recreate 48,000 Equity Units (or any integral multiple thereof).
Separating Equity Units
At initial issuance, the purchase contracts and U.S. treasury strips components may be purchased and transferred only as Equity Units and will trade under the CUSIP number for the Equity Units.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Equity Units to, but excluding, the second scheduled trading day immediately preceding August 16, 2023, a holder of 48,000 Equity Units (or any integral multiple thereof) will have the right to separate such Equity Units and withdraw the U.S. treasury strips underlying those Equity Units. Because each Equity Unit evidences a 1/48,000th beneficial ownership interest in specified U.S. treasury strips, any separation of Equity Units may be made only in integral multiples of 48,000 Equity Units. To withdraw the U.S. treasury strips evidenced by the Equity Units, the holder must:

•	deliver the relevant Equity Units to the purchase contract agent; and

•	deliver a notice to the purchase contract agent requesting that the purchase contract agent instruct the custodian to release to the holder the U.S. treasury strips underlying those Equity Units.
The purchase contract agent will then (i) cancel the Equity Units and deliver to the holder the purchase contracts underlying those Equity Units, which we refer to as “separate purchase contracts” and (ii) instruct the custodian to deliver to the holder the underlying U.S. treasury strips. If the holder has withdrawn the U.S. treasury strips previously underlying an Equity Unit, it may either continue to hold the separate purchase contract in global form through the purchase contract agent or receive a certificate for its separate purchase contract and hold it directly as the owner registered on the purchase contract register maintained on our behalf by the purchase contract registrar. Any administrative fees and expenses related to withdrawing the U.S. treasury strips evidenced by the Equity Units that are payable to the purchase contract agent or the custodian will be at the expense of the holder of Equity Units requesting withdrawal.
“Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.
There is no current or expected trading market for the separate purchase contracts and we do not intend to apply to have the separate purchase contracts listed on any securities exchange or quoted on any automated quotation system. Accordingly, we do not expect there to be a liquid market in the separate purchase contracts at any time. Separate purchase contracts and the withdrawn U.S. treasury strips will be transferable independently from each other.

Recreating Equity Units
On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Equity Units to, but excluding, the second scheduled trading day immediately preceding August 16, 2023, a holder of 48,000 separate purchase contracts (or any integral multiple thereof) will have the right to recreate Equity Units by delivering, for every 48,000 Equity Units being recreated, (i) to the purchase contract agent, 48,000 separate purchase contracts, and (ii) to the custodian, $66,000 face amount (or $33,000 face amount in the case of the U.S. treasury strips maturing on August 15, 2020) of each of the U.S. treasury strips that would be then remaining as a portion of the U.S. treasury strips component of an Equity Unit. Any recreation of Equity Units may be made only in integral multiples of 48,000 Equity Units. The newly deposited U.S. treasury strips used to recreate the Equity Units must have the same CUSIP numbers as the ones originally comprising the U.S. treasury strips component.
Global Securities
Each Equity Unit and purchase contract are represented by global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). Holders are not entitled to receive definitive physical certificates for the Equity Units and purchase contracts, except under the limited circumstances described under “Book-Entry Procedures and Settlement.” Beneficial interests in an Equity Unit and, after separation, the separate purchase contract, will be represented through book-entry accounts of, and transfers will be effected through, direct or indirect participants in DTC.
Deemed Actions by Holders by Acceptance
Each holder of Equity Units or separate purchase contracts, by acceptance of such securities, is deemed to have:

•	irrevocably authorized and directed the purchase contract agent to execute, deliver and perform on its behalf the purchase contract agreement, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•	in the case of a purchase contract that is a component of an Equity Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•	consented to, and agreed to be bound by, the terms and provisions of the purchase contract agreement;

•	in the case of a holder of an Equity Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:

•	an Equity Unit as an investment unit composed of two separate instruments, in accordance with its form;

•	the allocation of the stated amount per Equity Unit between the purchase contract and the U.S. treasury strips component so that such holder’s initial tax basis in each purchase contract will be $82.8574 and such holder’s initial tax basis in each U.S. treasury strips component will be $17.1402;

•	represented and warranted that neither the beneficial holder of the purchase contracts (including for these purposes a purchase contract that is a component of any Equity Unit) nor, to the knowledge of such beneficial holder, any other person, would become a “Substantial Shareholder” (as defined in the Amended Articles) as a result of such beneficial holder’s acquisition of purchase contracts (treating the beneficial holder and any such other person as actually holding, solely for purposes of this representation, the number of shares of our Common Stock that would be received upon settlement at the maximum settlement rate of all purchase contracts acquired or beneficially owned by such beneficial holder or any such other person, as applicable, but treating all other purchase contracts as still unsettled), and, for the avoidance of doubt, taking into account such beneficial holder’s and any such other person’s (i) current ownership of our Common Stock and any of the Utility’s preferred stock and (ii) other acquisitions of our Common Stock and any of the Utility’s preferred stock (if any) concurrent with or in connection with such beneficial holder’s acquisition of purchase contracts; and

•	appointed the custodian to hold on its behalf and to receive payments related to the U.S. treasury strips components and agreed to indemnify the custodian from and against any liability it may incur in connection with such appointment in the absence of gross negligence or willful misconduct on its part.
Listing of Securities
Our Equity Units are listed on the NYSE under the symbol “PCGU.” However, listing on the NYSE does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without prior notice to Equity Unit holders. Accordingly, there can be no assurance that a liquid trading market will develop for the Equity Units (or, if developed, that a liquid trading market will be maintained), that the holder will be able to sell Equity Units at a particular time or that the prices the holder receives when the holder sells will be favorable.
Title
The purchase contract agent may treat the registered owner of any Equity Unit, which at initial issuance was a nominee of DTC, or, upon withdrawal of the U.S. treasury strips, the registered owner of any separate purchase contract, as the absolute owner thereof for the purpose of making payment and settling the purchase contracts and for all other purposes. Similarly, the custodian may treat the registered owner of any Equity Unit as the absolute owner thereof for the purpose of making payments of the U.S. treasury strips components and deliveries of the underlying U.S. treasury strips, if applicable, and for all other purposes.
Accounting for the Equity Units
We record the issuance of the purchase contract portion of the Equity Units as Common Stock, net of issuance costs of the purchase contracts, in our financial statements. All of the proceeds from the issuance of the U.S. treasury strips components were paid to the custodian, and we did not receive any proceeds from such issuance.
Based on U.S. GAAP, we do not expect the purchase contract component of the Equity Units to be revalued under fair value accounting principles.

Our earnings per share calculations will reflect the shares issuable upon settlement of the purchase contracts portion of the Equity Units. Our basic earnings per share will include the minimum shares issuable under the purchase contract for each period and our diluted earnings per share will include any incremental shares that would be issuable assuming a settlement of the purchase contract at the end of each accounting period, if dilutive.
Replacement of Equity Unit Certificates
In the event that physical certificates evidencing the Equity Units have been issued, any mutilated equity unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Equity Unit certificates that have been destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Equity Unit certificate, an indemnity satisfactory to us and the purchase contract agent may be required at the expense of the holder of the Equity Units before a replacement will be issued.
Notwithstanding the foregoing, we will not be obligated to replace any Equity Unit certificates on or after the second scheduled trading day immediately preceding August 16, 2023 or any early settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement Equity Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver or arrange for delivery of the shares of Common Stock issuable pursuant to the purchase contracts included in the Equity Units evidenced by the Equity Unit certificate.
Miscellaneous
The purchase contract agreement provides that we will pay all fees and expenses related to the offering of the Equity Units and the enforcement by the purchase contract agent of the rights of the holders of the Equity Units or the separate purchase contracts, other than expenses (including legal fees) of the underwriters.
Should the holder elect to separate or recreate Equity Units, the holder will be responsible for any fees or expenses payable in connection with that separation or recreation, and we will have no liability therefor.

Description of the Purchase Contracts
The purchase contracts are issued pursuant to the terms and provisions of the purchase contract agreement. The following summary contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the purchase contract agreement which is incorporated by reference to this Annual Report on Form 10-K.
Each purchase contract will initially form a part of an Equity Unit. On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Equity Units to, but excluding, the second scheduled trading day immediately preceding August 16, 2023, the holder will have the right to separate 48,000 Equity Units (or any integral multiple thereof) and withdraw the U.S. treasury strips underlying those Equity Units. Following such separation, purchase contracts may be transferred separately from the U.S. treasury strips components.
Delivery of Common Stock

Unless settled early at the holder’s option, for each purchase contract we will deliver to the holder on August 16, 2023 (subject to postponement in certain limited circumstances described below, the “purchase contract settlement date”), a number of shares of our Common Stock. The number of shares of our Common Stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined by us as follows:

•	if the applicable market value of our Common Stock is greater than the threshold appreciation price, then the holder will receive 8.5929 shares of Common Stock for each purchase contract (the “minimum settlement rate”);

•
if the applicable market value of our Common Stock is greater than or equal to the reference price but less than or equal to the threshold appreciation price, then the holder will receive a number of shares of Common Stock for each purchase contract equal to the Equity Unit stated amount of $100, divided by the applicable market value; and

•	if the applicable market value of our Common Stock is less than the reference price, then the holder will receive 10.5263 shares of Common Stock for each purchase contract (the “maximum settlement rate”).
The maximum settlement rate and minimum settlement rate are each subject to adjustment as described under “-Anti-Dilution Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”
The reference price is equal to $100 divided by the maximum settlement rate and is approximately equal to $9.5000.
The threshold appreciation price is equal to $100 divided by the minimum settlement rate. The threshold appreciation price, which is initially approximately $11.6375, represents an appreciation of approximately 22.50% over the reference price.
For illustrative purposes only, the following table shows the number of shares of Common Stock issuable upon settlement of a purchase contract at assumed applicable market values, based on a reference price of $9.5000 and a threshold appreciation price of $11.6375. The table assumes that there will be no adjustments to the fixed settlement rates described below under “-Anti-Dilution Adjustments to the Fixed Settlement Rates” below or settled early at the option of holders as described under “-Early Settlement” or “-Early Settlement Upon a Fundamental Change” below. There can be no assurance that the actual applicable market value will be within the assumed range set forth below.
A holder of an Equity Unit or a separate purchase contract, as applicable, would receive on the purchase contract settlement date the following numbers of shares of Common Stock for each Equity Unit or separate purchase contract at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Common Stock
$2.00	10.5263
$4.00	10.5263
$6.00	10.5263
$8.00	10.5263
$9.50	10.5263
$10.50	9.5238
$11.64	8.5929
$13.00	8.5929
$15.00	8.5929
$18.00	8.5929
$21.00	8.5929
$25.00	8.5929
$30.00	8.5929
$35.00	8.5929
As the above table illustrates, if, on the purchase contract settlement date, the applicable market value is greater than the threshold appreciation price, we would be obligated to deliver 8.5929 shares of Common Stock for each purchase contract.
If, on the purchase contract settlement date, the applicable market value is less than or equal to the threshold appreciation price but greater than or equal to the reference price of approximately $9.5000, we would be obligated to deliver a number of shares of our Common Stock on the purchase contract settlement date equal to $100, divided by the applicable market value. As a result, we would retain all appreciation in the market value of our Common Stock underlying each purchase contract between the reference price and the threshold appreciation price.
If, on the purchase contract settlement date, the applicable market value is less than the reference price of approximately $9.5000, we would be obligated to deliver upon settlement of the purchase contract 10.5263 shares of Common Stock for each purchase contract, regardless of the market price of our Common Stock. As a result, the holder would suffer the full decline in market value of the Common Stock below the reference price.
Because the applicable market value of the Common Stock is determined over the “valuation period” (as defined below), the number of shares of Common Stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price (or daily VWAP) of the Common Stock on the last trading day of such valuation period. In addition, the holder will bear the risk of fluctuations in the market price of the shares of Common Stock deliverable upon settlement of the purchase contracts between the end of such valuation period and the date such shares are delivered.

The term “applicable market value” means the arithmetic average of the daily VWAPs of our Common Stock on each trading day of the valuation period.
The term “valuation period” means each of the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding August 16, 2023.
The “daily VWAP” of our Common Stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PCG <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. The “average VWAP” per share over a certain period means the arithmetic average of the daily VWAP per share for each trading day in such period.

“Trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our Common Stock (or other security for which a daily VWAP must be determined) generally occurs on the NYSE or, if our Common Stock (or such other security) is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our Common Stock (or such other security) is then listed or, if our Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Common Stock (or such other security) is then traded. If our Common Stock (or such other security) is not so listed or traded, “trading day” means a “business day.”
“Scheduled trading day” means a day that is scheduled to be a trading day on the NYSE or, if our Common Stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our Common Stock is then listed or, if our Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Common Stock is then traded. If our Common Stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”
“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange, relevant market or otherwise) in our Common Stock or in any options contracts or futures contracts relating to our Common Stock.
On the purchase contract settlement date, our Common Stock will be issued and delivered to the holder or the holder’s designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by the holder of any transfer or similar taxes payable in connection with the issuance of our Common Stock to any person other than the holder. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by DTC’s applicable procedures.
If one or more of the 20 consecutive scheduled trading days in the valuation period is not a trading day, the purchase contract settlement date will be postponed until the second business day immediately following the last trading day of the valuation period.

Prior to 5:00 p.m., New York City time, on the last trading day of the valuation period, the shares of Common Stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our Common Stock by virtue of holding such purchase contract. The person in whose name any shares of our Common Stock shall be issuable upon settlement of the purchase contract on the purchase contract settlement date will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.
We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our Common Stock upon settlement of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
Early Settlement
Prior to 5:00 p.m., New York City time on the second scheduled trading day immediately preceding August 16, 2023, any holder of 48,000 Equity Units (or any integral multiple thereof) or a holder of one or more separate purchase contracts, may elect to settle such Equity Units or separate purchase contracts early and receive a number of shares of Common Stock per purchase contract equal to the “early settlement rate.” The early settlement rate is equal to the minimum settlement rate on the early settlement date, subject to adjustment as described below under “-Anti-Dilution Adjustments to the Fixed Settlement Rates,” unless the holder elects to settle the holder’s purchase contracts early in connection with a fundamental change, in which case the holder will receive upon settlement of the holder’s purchase contracts a number of shares of our Common Stock based on the “fundamental change early settlement rate” as described under “-Early Settlement Upon a Fundamental Change.” We refer to this right as the “early settlement right.”
The holder’s right to receive Common Stock upon early settlement of a purchase contract is subject to (i) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of such purchase contract, (ii) if such purchase contract or the Equity Unit that includes such purchase contract is held in certificated form, surrendering the certificates representing the purchase contract and (iii) payment by the holder of any transfer or similar taxes payable in connection with the issuance of our Common Stock to any person other than the holder. As long as the purchase contracts or the Equity Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by DTC’s applicable procedures.
Upon surrender of the Equity Unit or the separate purchase contract, as applicable, and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, the holder will receive the applicable number of shares of Common Stock (and any cash payable for fractional shares) due upon early settlement on the second business day following the “early settlement date” (as defined below).
If the holder complies with the requirements for effecting the early settlement right prior to 5:00 p.m., New York City time, on any business day, then that day will be considered the “early settlement date.” If the holder complies with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next succeeding business day will be considered the “early settlement date.” Prior to 5:00 p.m., New York City time, on the early settlement date, the shares of Common Stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our Common Stock by virtue of holding such purchase contract. The person in whose name any shares of our Common Stock shall be issuable upon such early settlement of the purchase contract will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the relevant early settlement date.

Because each Equity Unit evidences a 1/48,000th beneficial ownership interest in specified U.S. treasury strips, any early settlement of Equity Units may be made only in integral multiples of 48,000 Equity Units.
Upon early settlement at the holder’s election of purchase contracts held as components of Equity Units, the custodian will deliver the U.S. treasury strips evidenced by those Equity Units to such holder free and clear of any liens or other encumbrances on the second business day following the early settlement date.
Early Settlement Upon a Fundamental Change
If a “fundamental change” occurs and the holder elects to settle the holder’s purchase contracts early in connection with such fundamental change in accordance with the procedures described under “-Early Settlement” above, the holder will receive per purchase contract a number of shares of our Common Stock or cash, securities or other property, as applicable, equal to the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if the holder delivers the holder’s early settlement notice to the purchase contract agent, and otherwise satisfies the requirements for effecting early settlement of the holder’s purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at 5:00 p.m., New York City time, on the 35th business day thereafter (or, if earlier, the second scheduled trading day immediately preceding August 16, 2023) (the “fundamental change early settlement period”). We refer to this right as the “fundamental change early settlement right.”
If the holder complies with the requirements for effecting the fundamental change early settlement right prior to 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period, then that day will be considered the “fundamental change early settlement date.” If the holder complies with such requirements at or after 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next succeeding business day will be considered the “fundamental change early settlement date.”
Any early settlement of Equity Units in connection with a fundamental change may be made only in integral multiples of 48,000 Equity Units.
We will provide the purchase contract agent, custodian and the holders of Equity Units and separate purchase contracts with a notice of a fundamental change within five business days after its effective date and issue a press release announcing such effective date. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) if not Common Stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement and (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised.
A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

•	any “person” or “group” within the meaning of Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), other than us, any of our wholly owned subsidiaries and any of our and their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of our Common Stock;
•	the consummation of (A) any recapitalization, reclassification or change of our Common Stock (other than changes resulting from a subdivision or combination) as a result of which our Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; or
•	our Common Stock (or other Common Stock receivable upon settlement of the holder’s purchase contracts, if applicable) ceases to be listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).
A transaction or transactions described in either of the first two bullets above will not constitute a fundamental change, however, if (i) at least 90% of the consideration received or to be received by stockholders of our Common Stock (excluding cash payments for fractional shares) in connection with such transaction or transactions consists of shares of Common Stock that are listed on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or will be so listed when issued or exchanged in connection with such transaction or transactions and (ii) as a result of such transaction or transactions such consideration becomes the consideration receivable upon settlement of the holder’s purchase contracts, if applicable, excluding cash payments for fractional shares.
If any transaction in which our Common Stock is replaced by the securities of another entity occurs, following completion of any related fundamental change early settlement period (or, in the case of a transaction that would have been a fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.
The “fundamental change early settlement rate” will be determined by us by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “fundamental change effective date”) and the “stock price” in the fundamental change, which will be:

•	in the case of a fundamental change described in the second bullet of the definition of “fundamental change” in which all holders of shares of our Common Stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our Common Stock; and

•	in all other cases, the stock price will be the arithmetic average of the daily VWAPs of our Common Stock over the five consecutive trading day period ending on the trading day immediately preceding such fundamental change effective date.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the fixed settlement rates are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The fundamental change early settlement rates per purchase contract in the table below will be adjusted in the same manner and at the same time as the fixed settlement rates as set forth under “-Anti-Dilution Adjustments to the Fixed Settlement Rates.”
The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and fundamental change effective date set forth below:

Stock Price
Fundamental Change Effective Date	$ 2.00	$ 4.00	$ 6.00	$ 8.00	$ 9.50	$ 10.50	$ 11.64	$ 13.00	$ 15.00	$ 18.00
July 1, 2020	10.3248	9.9939	9.5052	9.0924	8.8699	8.7592	8.663	8.5811	8.5065	8.4547
August 16, 2020	10.3372	10.0252	9.5399	9.12	8.8914	8.7774	8.6781	8.5936	8.5167	8.4633
February 16, 2021	10.3813	10.1499	9.6883	9.2397	8.9836	8.8538	8.7404	8.6438	8.5564	8.4966
August 16, 2021	10.417	10.2681	9.852	9.3763	9.0862	8.9361	8.8043	8.6924	8.5927	8.5265
February 16, 2022	10.4472	10.3753	10.0399	9.5445	9.2088	9.0297	8.8715	8.7386	8.6236	8.5521
August 16, 2022	10.4738	10.4551	10.2454	9.7595	9.3615	9.137	8.9374	8.7734	8.6408	8.5695
February 16, 2023	10.5002	10.4998	10.4479	10.0823	9.5949	9.276	8.9882	8.7694	8.6265	8.5775
August 16, 2023	10.5263	10.5263	10.5263	10.5263	10.5263	9.5238	8.5929	8.5929	8.5929	8.5929

The exact stock prices and fundamental change effective dates may not be set forth in the table above, in which case:

•	if the applicable stock price is between two stock prices in the table or the applicable fundamental change effective date is between two fundamental change effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later fundamental change effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•	if the applicable stock price is greater than $35.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•	if the applicable stock price is less than $2.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above, the “minimum stock price”), the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the fundamental change effective date is between two fundamental change effective dates in the table.
The maximum number of shares of our Common Stock deliverable under a purchase contract is 10.5263, subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “-Anti-Dilution Adjustments to the Fixed Settlement Rates.”
Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
We will deliver the shares of our Common Stock, securities, cash or other property payable as a result of the holder’s exercise of the fundamental change early settlement right on the second business day following the fundamental change early settlement date. Prior to 5:00 p.m., New York City time, on the fundamental change early settlement date, the shares of Common Stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our Common Stock by virtue of holding such purchase contract. The person in whose name any shares of our Common Stock or other securities, if applicable, shall be issuable following exercise of a holder’s fundamental change early settlement right will be treated as the holder of record of such shares or other securities, if applicable, as of 5:00 p.m., New York City time, on the fundamental change early settlement date.
Upon early settlement of purchase contracts held as components of Equity Units at the holder’s election upon a fundamental change, the custodian will deliver the U.S. treasury strips evidenced by those Equity Units to such holder free and clear of any liens or other encumbrances on the second business day following the fundamental change early settlement date.
If the holder does not elect to exercise the holder’s fundamental change early settlement right, the holder’s purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date or any subsequent fundamental change early settlement date, as the case may be.
Anti-Dilution Adjustments to the Fixed Settlement Rates
Each fixed settlement rate will be adjusted as described below, except that we will not make any adjustments to the fixed settlement rates if holders of the purchase contracts participate (other than in the case of a share split or share combination or a tender or exchange offer described in clause (5) below), at the same time and upon the same terms as holders of our Common Stock and solely as a result of holding the purchase contracts, in any of the transactions described below without having to settle their purchase contracts as if they held a number of shares of Common Stock equal to (i) the maximum settlement rate as of the record date for such transaction, multiplied by (ii) the number of purchase contracts held by such holder.

(1)	If we exclusively issue shares of our Common Stock as a dividend or distribution on shares of our Common Stock, or if we effect a share split or share combination, each fixed settlement rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0
where,

CR0	=	such fixed settlement rate in effect immediately prior to the close of business on the record date (as defined below) of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1	=	such fixed settlement rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;

OS0	=	the number of shares of our Common Stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1	=	the number of shares of our Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each fixed settlement rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our Common Stock outstanding immediately prior to the close of business on the relevant record date or immediately prior to the open of business on the relevant effective date, as the case may be, and the number of shares of our Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination shall, in each case, not include shares that we hold in treasury. We will not pay any dividend or make any distribution on shares of our Common Stock that we hold in treasury.
“Effective date” as used in this clause (1) means the first date on which the shares of our Common Stock trade on the relevant stock exchange, regular way, reflecting the relevant share split or share combination, as applicable.
“Record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which our Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

(2)	If we issue to all or substantially all holders of our Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our Common Stock at a price per share that is less than the average VWAP per share of our Common Stock for the ten consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, each fixed settlement rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y
where,

CR0	=	such fixed settlement rate in effect immediately prior to the close of business on the record date for such issuance;

CR1	=	such fixed settlement rate in effect immediately after the close of business on such record date;

OS0	=	the number of shares of our Common Stock outstanding immediately prior to the close of business on such record date;

X	=	the total number of shares of our Common Stock issuable pursuant to such rights, options or warrants; and

Y	=
the number of shares of our Common Stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the average VWAP per share of our Common Stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are not delivered after the exercise of such rights, options or warrants, each fixed settlement rate shall be decreased to such fixed settlement rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered, if any. If such rights, options or warrants are not so issued, each fixed settlement rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to issue such rights, options or warrants to such fixed settlement rate that would then be in effect if such record date for such issuance had not occurred.
For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders of our Common Stock to subscribe for or purchase shares of our Common Stock at less than such average VWAP per share for the ten consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our Common Stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors in good faith.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our Common Stock, excluding:

•	dividends, distributions or issuances as to which the provisions set forth in clause (1) or (2) shall apply;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•	any distributions upon conversion of, or in exchange for, our Common Stock in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the consideration due upon settlement of the purchase contracts as described below under “-Recapitalizations, Reclassifications and Changes of Our Common Stock”;

•	except as otherwise described below, rights issued pursuant to a shareholder rights plan adopted by us; and
•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;
then each fixed settlement rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV
where,

CR0	=	such fixed settlement rate in effect immediately prior to the close of business on the record date for such distribution;

CR1	=	such fixed settlement rate in effect immediately after the close of business on such record date;

SP0	=	the average VWAP per share of our Common Stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date (as defined below) for such distribution; and

FMV	=	the fair market value (as determined by our board of directors in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed, expressed as an amount per share of our Common Stock on the ex-date for such distribution.

“Ex-date” means the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, each fixed settlement rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to be such fixed settlement rate that would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder shall receive, in respect of each purchase contract, at the same time and upon the same terms as holders of our Common Stock, without having to settle such purchase contract, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of Common Stock equal to the maximum settlement rate in effect on the record date for the distribution.
If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the fixed settlement rates pursuant to the foregoing in this clause (3) until the earliest of these triggering events occurs; and
•
we will readjust the fixed settlement rates to the extent any of these rights, options or warrants are not exercised before they expire; provided that the rights, options or warrants trade together with our Common Stock and will be issued in respect of future issuances of the shares of our Common Stock.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” each fixed settlement rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0
where,

CR0	=	such fixed settlement rate in effect immediately prior to the open of business on the ex-date for the spin-off;

CR1	=	such fixed settlement rate in effect immediately after the open of business on the ex-date for the spin-off;

FMV0	=	the average VWAP per share of the capital stock or similar equity interest distributed to holders of our Common Stock applicable to one share of our Common Stock over the ten consecutive trading day period commencing on, and including, the ex-date for the spin-off, or the “valuation period”; and

MP0	=	the average VWAP per share of our Common Stock over the valuation period.
The increase to each fixed settlement rate under the preceding paragraph will be calculated as of the close of business on the last trading day of the valuation period but will be given retroactive effect as of immediately after the open of business on the ex-date of the spin-off. Because we will make the adjustment to each fixed settlement rate with retroactive effect, we will delay the settlement of any purchase contract where any date for determining the number of shares of our Common Stock issuable to a holder occurs during the valuation period until the second business day after the last trading day of such valuation period. If such dividend or distribution is not so paid, each fixed settlement rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our Common Stock, each fixed settlement rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - C
where,

CR0	=	such fixed settlement rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1	=	such fixed settlement rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0	=	the average VWAP per share of our Common Stock over the ten consecutive trading day period ending on, and including, the Trading Day immediately preceding the ex-date for such distribution; and

C	=	the amount in cash per share we distribute to all or substantially all holders of our Common Stock.
Any increase made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, each fixed settlement rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.
Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder shall receive, in respect of each purchase contract, at the same time and upon the same terms as holders of shares of our Common Stock, without having to settle such purchase contract, the amount of cash that such holder would have received if such holder owned a number of shares of our Common Stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average VWAP per share of our Common Stock over the ten consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, or the “expiration date”, each fixed settlement rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1x OS1)
OS0 x SP1

where,

CR0	=	such fixed settlement rate in effect immediately prior to the close of business on the expiration date;

CR1	=	such fixed settlement rate in effect immediately after the close of business on the expiration date;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our Common Stock outstanding immediately prior to the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of our Common Stock outstanding immediately after the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average VWAP of our Common Stock over the ten consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date (the “averaging period”).
The increase to each fixed settlement rate under the preceding paragraph will be calculated at the close of business on the last trading day of the averaging period but will be given retroactive effect as of immediately after the close of business on the expiration date. Because we will make the adjustment to each fixed settlement rate with retroactive effect, we will delay the settlement of any purchase contracts where any date for determining the number of shares of our Common Stock issuable to a holder occurs during the averaging period until the second business day after the last trading day of such averaging period. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in any fixed settlement rate.
In the event that we or one of our subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but we or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed settlement rate shall again be adjusted to be such fixed settlement rate that would then be in effect if such tender offer or exchange offer had not been made (or had been made only in respect of the purchases that have been made and not rescinded).
We may, to the extent permitted by law and the rules of NYSE or any other securities exchange on which our Common Stock or the purchase contracts is then listed, increase each fixed settlement rate by any amount for a period of at least 20 business days if such increase is irrevocable during such 20 business days and our board of directors (or a committee thereof) determines that such increase would be in our best interest. In addition, we may make such increases in each fixed settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our Common Stock resulting from any dividend or distribution of shares of our Common Stock (or issuance of rights or warrants to acquire shares of our Common Stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.
Beneficial owners of the purchase contracts may, in certain circumstances, including upon a distribution of cash dividends to holders of our shares of Common Stock, be deemed to have received a distribution subject to U.S. federal income tax as a dividend as a result of an adjustment or the nonoccurrence of an adjustment to the fixed settlement rates. See “Material United States Federal Income Tax Consequences.”
If we have a rights plan in effect upon settlement of the purchase contracts into Common Stock, the holder will receive, in addition to any shares of Common Stock received in connection with such settlement, the rights under the rights plan. However, if, prior to any settlement, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, each fixed settlement rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our Common Stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We do not currently have a stockholder rights plan in effect.
Adjustments to the fixed settlement rates will be calculated to the nearest 1/10,000th of a share of our Common Stock, and corresponding adjustments to the reference price and the threshold appreciation period will be calculated to the nearest $0.0001.
The fixed settlement rate will not be adjusted:

•	upon the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in Common Stock under any plan;

•	upon the issuance of any shares of our Common Stock or options, rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

•	subject to the second immediately preceding paragraph, upon the issuance of any shares of our Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the purchase contracts were first issued;

•	for a change in the par value of our Common Stock;

•	for stock repurchases that are not tender or exchange offers referred to in clause (5) of the adjustments above, including structured or derivative transactions or pursuant to a stock repurchase program approved by our board of directors that is not a tender or exchange offer referred to in clause (5).
Except as otherwise provided above, we will be responsible for making all calculations called for under the purchase contracts. These calculations include, but are not limited to, determinations of the fundamental change early settlement rate, the stock price in connection with a fundamental change, the daily VWAP, the average VWAPs and the fixed settlement rates of the purchase contracts.
We will be required, within ten business days after the fixed settlement rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the purchase contracts. We will also deliver to the purchase contract agent a certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each adjusted fixed settlement rate.
For the avoidance of doubt, if an adjustment is made to the fixed settlement rates, no separate inversely proportionate adjustment will be made to the reference price or the threshold appreciation price because the reference price is equal to $100 divided by the maximum settlement rate (as adjusted in the manner described herein) and the threshold appreciation price is equal to $100 divided by the minimum settlement rate (as adjusted in the manner described herein).
Whenever the terms of the purchase contracts require us to calculate the daily VWAP per share of our Common Stock over a span of multiple days, our board of directors will make appropriate adjustments in good faith (including, without limitation, to the applicable market value, the early settlement rate or the fundamental change early settlement rate (as the case may be)) to account for any adjustments to the fixed settlement rates (as the case may be) that become effective, or any event that would require such an adjustment if the record date, ex-date, effective date or expiration date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).
If:

•	the record date for a dividend or distribution on shares of our Common Stock occurs after the end of the 20 consecutive trading day period used for calculating the applicable market value and before the purchase contract settlement date; and

•	that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of the purchase contracts had such record date occurred on or before the last trading day of such 20-trading day period, then we will deem the holders of the purchase contracts to be holders of record of our Common Stock for purposes of that dividend or distribution. In this case, the holders of the purchase contracts would receive the dividend or distribution on our Common Stock together with the number of shares of our Common Stock issuable upon settlement of the purchase contracts.
Recapitalizations, Reclassifications and Changes of Our Common Stock
In the event of:

•	any consolidation or merger of us with or into another person;

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our Common Stock into securities (other than a share split or share combination), including securities other than our Common Stock; or

•	any statutory exchange of our securities with another person (other than in connection with a consolidation or merger), in each case, as a result of which our Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “reorganization event”), each purchase contract outstanding immediately prior to such reorganization event shall, without the consent of the holders of the purchase contracts, become a contract to purchase the kind of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of our Common Stock would have been entitled to receive in connection with such reorganization event (such stock, other securities or other property or assets (including cash or any combination thereof), the “exchange property”, with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of our Common Stock would have received in such reorganization event) and, prior to or at the effective time of such reorganization event, we or the successor or purchasing person, as the case may be, shall execute with the purchase contract agent a supplemental agreement pursuant to the purchase contract agreement and the purchase contracts to provide for such change in the right to settle the purchase contracts.
If the transaction causes our Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the exchange property underlying the purchase contracts will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our Common Stock in such reorganization event.
The number of units of exchange property we will deliver upon the settlement of each purchase contract following the effective date of such reorganization event will be determined as if references to our Common Stock deliverable upon settlement of the purchase contracts on the purchase contract settlement date, early settlement date or fundamental change early settlement date, as the case may be, were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date on which holders of the purchase contracts become holders of record of the underlying shares of our Common Stock). For the purpose of determining which bullet of the definition of settlement rate in the second paragraph under “-Delivery of Common Stock” will apply upon settlement of each purchase contract, and for the purpose of calculating the settlement rate if the second bullet is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors (which determination will be final), except that if a unit of exchange property includes Common Stock or American Depositary Receipts, or “ADRs”, that are traded on a U.S. national securities exchange, the value of such Common Stock or ADRs will be the average over the 20 consecutive trading day period used for calculating the applicable market value of the volume-weighted average prices for such Common Stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors (which determination will be final)); or, if such price is not available, the average market value per share of such Common Stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The provisions of this paragraph will apply to successive reorganization events, and the provisions summarized under “-Anti-dilution Adjustments to the Fixed Settlement Rates” will apply to any shares of common equity or ADRs of us or any successor received by the holders of shares of our Common Stock in any such reorganization event. We (or any successor to us) will, as soon as reasonably practicable (but in any event within five calendar days) after the occurrence of any reorganization event provide written notice to the holders of the purchase contracts of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.
It is possible that certain consolidations, mergers, combinations or other transactions could result in tax gains or losses to the holders either as a result of the transaction or the conversion thereafter. Holders are encouraged to consult with their own tax advisors regarding the tax consequences of the ownership, disposition and settlement of the purchase contracts.
Fractional Shares
No fractional shares of our Common Stock will be issued to holders upon settlement of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our Common Stock, calculated on an aggregate basis in respect of the purchase contracts being settled (provided that, so long as the Equity Units are in global form, we may elect to aggregate Equity Units for purposes of these calculations on any basis permitted by the applicable procedures of DTC), multiplied by the daily VWAP of our Common Stock on the trading day immediately preceding the purchase contract settlement date, early settlement date or fundamental change early settlement date, as the case may be.
Legal Holidays
In any case where the purchase contract settlement date, early settlement date or fundamental change early settlement date, as the case may be, shall not be a business day, notwithstanding any term to the contrary in the purchase contract agreement or purchase contract, the settlement of the purchase contracts shall not be effected on such date, but instead shall be effected on the next succeeding business day with the same force and effect as if made on such settlement date, and no interest or other amounts shall accrue or be payable by us or to any holder in respect of such delay.
Consequences of Bankruptcy
Pursuant to the terms of the purchase contract agreement, the purchase contract settlement date for each purchase contract, whether held separately or as part of an Equity Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our Common Stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our Common Stock at that time). However, a bankruptcy court may prevent us from delivering our Common Stock in settlement of the accelerated purchase contracts. In such event, a holder would have a damage claim against us for the value of the Common Stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. Any such damage claim that holders have against us following such acceleration will rank pari passu with the claims of holders of our Common Stock in the relevant bankruptcy proceeding. As such, to the extent we fail to deliver Common Stock to the holder upon such an acceleration, the holder will only be able to recover damages to the extent holders of our Common Stock receive any recovery.
Modification
The purchase contract agreement contains provisions permitting us and the purchase contract agent to modify the purchase contract agreement or the purchase contracts without the consent of the holders of purchase contracts (whether held separately or as a component of Equity Units) for any of the following purposes:

•	to evidence the succession of another person to us, and the assumption by any such successor of the covenants and obligations of ours in the purchase contract agreement and the units and separate purchase contracts, if any;

•	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•	upon the occurrence of a reorganization event, solely (i) to provide that each purchase contract will become a contract to purchase exchange property and (ii) to effect the related changes to the terms of the purchase contracts, in each case, as required by the applicable provisions of the purchase contract agreement;

•	to conform the provisions of the purchase contract agreement to the “Description of the Purchase Contracts” and “Description of the Equity Units” sections in the preliminary prospectus supplement which forms a part of the registration statement on which the Equity Units are registered, as supplemented by the related pricing term sheet;

•	to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent or defective; and
•	to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders in any material respect.
The purchase contract agreement contains provisions permitting us and the purchase contract agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	reduce the number of shares of Common Stock deliverable upon settlement of the purchase contract (except to the extent expressly required pursuant to the anti-dilution adjustments);

•	change the purchase contract settlement date, or adversely modify the early settlement right or the fundamental change early settlement right; or

•	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.
In executing any modification, the purchase contract agent shall be entitled to receive an opinion of counsel and an officer’s certificate stating that such modification is authorized or permitted under the terms of the purchase contract agreement.
Consolidation, Merger, Sale or Conveyance

Under the purchase contract agreement, we are permitted to consolidate with or merge with or into another company. We are also permitted to sell, assign, transfer, lease or convey all or substantially all of our assets to another company. However, if we take any of these actions, we must meet the following conditions:

•	the successor entity to such consolidation or merger, or the entity which acquires all or substantially all of our assets, shall expressly assume all of our obligations under the purchase contracts and the purchase contract agreement;

•	the successor entity to such consolidation or merger, or the entity which acquires all or substantially all of our assets, shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia; and

•	immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, no default has occurred and is continuing under the purchase contracts or the purchase contract agreement.
Reservation of Common Stock
We will at all times reserve and keep available out of our authorized and unissued Common Stock, solely for issuance upon settlement of the purchase contracts, the number of shares of Common Stock that would be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.
Governing Law
The purchase contract agreement, the Equity Units and the purchase contracts is governed by, and construed in accordance with, the laws of the State of New York.
Information Concerning the Purchase Contract Agent
The Bank of New York Mellon Trust Company, N.A. is the purchase contract agent. The purchase contract agent acts as the agent for the holders of Equity Units and separate purchase contracts from time to time. The purchase contract agreement does not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

The purchase contract agreement contains provisions limiting the liability of the purchase contract agent. The purchase contract agreement contains provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor purchase contract agent.
We maintain banking relationships in the ordinary course of business with the purchase contract agent and its affiliates.

Calculations in Respect of Purchase Contracts
We will be responsible for making all calculations called for under the Equity Units and any separate purchase contracts. The purchase contract agent will have no obligation to make, review or verify any such calculations. All such calculations made by us will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent and the holders of the Equity Units and any separate purchase contracts. We will provide a schedule of such calculations to the purchase contract agent and the purchase contract agent will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.
Description of the U.S. Treasury Strips Components
The U.S. treasury strips underlying the Equity Units are held by the custodian as agent for the holders of the Equity Units and are subject to the terms of a custodial agreement between the custodian and purchase contract agent. The following summary contains a description of all of the material terms of the custodial agreement but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the custodial agreement, including the definitions in the custodial agreement of certain terms. We refer you to the custodial agreement which is incorporated by reference to this Annual Report on Form 10-K.
Each U.S. treasury strips component will initially form a part of an Equity Unit. On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Equity Units to, but excluding, the second scheduled trading day immediately preceding August 16, 2023, the holder will have the right to separate 48,000 Equity Units (or any integral multiples thereof), and withdraw the U.S. treasury strips underlying those Equity Units. Following such separation, U.S. treasury strips may be transferred separately from purchase contracts.
Payments of U.S. Treasury Strips
The U.S. treasury strips are held by the custodian as agent for the holders of the Equity Units. The custodian will, upon instructions from the purchase contract agent, forward to each holder of Equity Units the amount it receives from the U.S. government in respect of each U.S. treasury strip underlying the Equity Units owned by such holder on the business day immediately following the date such U.S. treasury strip matures on February 15, May 15, August 15 and November 15 of each year, with such payments commencing on, and including, August 17, 2020, and ending on, and including, August 16, 2023. We expect that the amount payable per Equity Unit per full quarter as described in the immediately preceding sentence will be equal to $1.3750, which represents an annual rate of return on the stated amount per Equity Unit of 5.50%. The amount payable per Equity Unit on August 17, 2020 was equal to $0.6875. These payments will consist of the pro rata amount of all amounts received by the custodian in respect of the U.S. treasury strips. So long as the Equity Units remain in the form of one or more book-entry, global Equity Unit certificates as described in “-Book-Entry Procedures and Settlement” below, the record date will be the business day prior to the relevant payment date. If the Equity Units do not remain in the form of one or more book-entry, global Equity Unit certificates, the relevant record date will be the fifteenth day (whether or not a business day) prior to the relevant payment date.
We have no obligation, responsibility or liability with respect to the purchase of the U.S. treasury strips and their delivery into the custody of the custodian, the performance or non-performance of the duties of the custodian or any payment of the U.S. treasury strips components. Goldman Sachs & Co. LLC has purchased the U.S. treasury strips to be sold to the purchasers of the Equity Units and delivered to the custodian, The Bank of New York Mellon Trust Company, N.A.

Each Equity Unit will initially evidence its holder’s 1/48,000th beneficial ownership interest in the following U.S. treasury strips, which will constitute one U.S. treasury strips component:

Maturity	Face Amount	CUSIP
August 15, 2020	$ 33,000	912803AU7
November 15, 2020	$ 66,000	912820WZ6
February 15, 2021	$ 66,000	912803AV5
May 15, 2021	$ 66,000	912803AW3
August 15, 2021	$ 66,000	912821AG0
November 15, 2021	$ 66,000	912820ZH3
February 15, 2022	$ 66,000	912833LG3
May 15, 2022	$ 66,000	912821BZ7
August 15, 2022	$ 66,000	912820RU3
November 15, 2022	$ 66,000	912820SH1
February 15, 2023	$ 66,000	912820B30
May 15, 2023	$ 66,000	912820F36
August 15, 2023	$ 66,000	912820G84
Role of Custodian
The custodian is the agent of the holders of the Equity Units evidencing the U.S. treasury strips and is not a trustee, and no trust was intended to be created or was created by the terms of the custodial agreement. The custodian has no managerial role nor any discretion with respect to the U.S. treasury strips and has no right to deal with the U.S. treasury strips except as specifically provided in the custodial agreement. The custodian agrees to hold the U.S. treasury strips and exercise the due care of a professional custodian for hire. Under the custodial agreement, the custodian is required to remit all payments received from the U.S. government in respect of the U.S. treasury strips to the holders of the Equity Units without making any deduction as instructed by the purchase contract agent.
Ownership of U.S. Treasury Strips
The U.S. treasury strips will at all times be the sole and exclusive property of the holders of the Equity Units. The custodian may not transfer, assign, pledge, set off or otherwise dispose of any of the U.S. treasury strips or any interests therein, except as expressly permitted by the provisions of the custodial agreement.
Withdrawal of U.S. Treasury Strips
On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Equity Units to, but excluding, the second scheduled trading day immediately preceding August 16, 2023, a holder of 48,000 Equity Units (or any integral multiple thereof) will have the right to separate such Equity Units and withdraw the U.S. treasury strips underlying those Equity Units. To withdraw the U.S. treasury strips underlying Equity Units, holders must follow the procedures outlined under the above caption “Description of the Equity Units-Separating and Recreating Equity Units-Separating Equity Units.” The purchase contract agent will then (i) cancel the Equity Units and deliver to the holder the purchase contracts evidenced by the Equity Units and (ii) instruct the custodian to deliver to the holder such holder’s U.S. treasury strips. Any administrative fees and expenses related to withdrawing the U.S. treasury strips evidenced by the Equity Units that are payable to the purchase contract agent or the custodian will be at the expense of the holder of Equity Units requesting withdrawal. To recreate the Equity Units, holders must follow the procedures outlined under the above caption “Description of the Equity Units-Separating and Recreating Equity Units-Recreation of Equity Units.” Because each Equity Unit evidences a 1/48,000th beneficial ownership interest in specified U.S. treasury strips, any separation or recreation of Equity Units may be made only in integral multiples of 48,000 Equity Units.

Certain Other Provisions of the Custodial Agreement
Delivery of U.S. Treasury Strips
Payments of the U.S. treasury strips components will be made by the custodian to the depositary as long as the Equity Units remain in book-entry form. In addition, if the Equity Units do not remain in book-entry form, payments may be made, at the option of the custodian, by check mailed to the address of the person entitled to the payments as shown on the Equity Unit register.
If the purchase contract settlement date is accelerated, U.S. treasury strips will be delivered by the custodian upon presentation and surrender of the Equity Unit certificates evidencing the related Equity Units at the office of the purchase contract agent or, in the case of book-entry Equity Units, upon presentation and surrender of the Equity Units in accordance with the procedures of the depositary. Following such acceleration and delivery, the custodian will sell (or, at the expense of holders, retain the services of a broker dealer that will sell) such U.S. treasury strips, and the custodian will distribute the net cash proceeds of such sale (less any expenses incurred by the custodian in connection with such sale) on a pro rata basis to holders of Equity Units (or in accordance with the procedures of the depositary in the case of global Equity Units). Until the Equity Unit certificate is presented and surrendered or the holder provides satisfactory evidence that the Equity Unit certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent, the U.S. treasury strips will be held by the custodian for the account of the holder. The custodian will have no obligation to invest or to pay interest on any amounts held by the custodian pending delivery.
Modification
The custodial agreement contains provisions prohibiting the custodian and the purchase contract agent, except under limited circumstances, from modifying or amending the terms of the custodial agreement without the consent of the holder of each outstanding Equity Unit affected by the modification or amendment.
Governing Law
The custodial agreement is governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Custodian
The Bank of New York Mellon Trust Company, N.A., whose designated office is located at 400 South Hope Street, Suite 500, Los Angeles, CA 90071, acts as the custodian of the U.S. treasury strips on behalf of the holders of Equity Units from time to time.
The custodial agreement does not obligate the custodian to perform any discretionary actions in connection with the terms of the Equity Units or the custodial agreement. The custodial agreement also contains provisions limiting the liability of the custodian and the circumstances under which the custodian may resign or be replaced. No such resignation or replacement will be effective until a successor custodian is appointed.
We maintain banking relationships in the ordinary course of business with the custodian and its affiliates.

Book Entry Procedures and Settlement
Except in the limited circumstances described herein, the Equity Units and the purchase contracts are issued in the form of one or more global Equity Unit certificates and global purchase contract certificates, respectively, held by the purchase contract agent, as custodian for, and registered in the name of, The Depository Trust Company (“DTC”), as depositary, or its nominee.
The depositary has advised us as follows: The depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). The depositary was created to hold securities of its participants (defined below) and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. The depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
No Equity Unit represented by global Equity Unit certificates and no purchase contract represented by global purchase contract certificates may be exchanged in whole or in part for definitive Equity Units or purchase contracts, as the case may be, and no transfer of global Equity Unit certificates and global purchase contract certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary unless:

•	the depositary has notified the purchase contract agent that it is unwilling or unable to continue as depositary for such global Equity Unit certificates or global purchase contract certificates, as the case may be, or has ceased to be qualified to act as such as required by the purchase contract agreement;

•	there shall have occurred and be continuing a default by us in respect of our obligations under the purchase contract agreement; or

•	the beneficial holder of Equity Units elects to withdraw the U.S. treasury strips evidenced by one or more of its Equity Units and elects to hold the purchase contracts in definitive form.
All Equity Units and purchase contracts represented by one or more global Equity Unit certificates and global purchase contract certificates, respectively, or any portion thereof are registered in such names as the depositary may have directed.
The laws of some jurisdictions require that some purchasers of Equity Units take physical delivery of the Equity Units in definitive form. These laws may impair a holder’s ability to transfer beneficial interests in Equity Units so long as they are represented by global Equity Unit certificates.

As long as the depositary (or its nominee) is the registered owner of the global Equity Unit certificates and the global purchase contract certificates, the depositary (or its nominee) will be considered the sole owner and holder of the global Equity Unit certificates, the global purchase contract certificates and all Equity Units and purchase contracts represented thereby for all purposes under the Equity Units and purchase contracts and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global Equity Unit certificates and owners of beneficial interests in global purchase contract certificates:

•	are not be entitled to have the global purchase contract certificates or the purchase contracts represented thereby registered in their respective names;
•	will not receive or be entitled to receive physical delivery of Equity Unit certificates or purchase contract certificates, as the case may be, in exchange therefor; and

•	are not be considered to be owners or holders of global Equity Unit certificates or any Equity Units represented thereby or global purchase contract certificates or any purchase contracts represented thereby, for any purpose under the Equity Units, the purchase contracts or the purchase contract agreement.
All transfers and deliveries of shares of our Common Stock (and any cash amount paid by us in lieu of fractional shares) issued on settlement of the purchase contracts evidenced by the Equity Units in global form and all transfers and deliveries of the U.S. treasury strips evidenced by the Equity Units in global form will be made to the depositary (or its nominee) as the holder thereof. All transfers and deliveries of shares of our Common Stock (and any cash amount paid by us in lieu of fractional shares) pursuant to the purchase contracts represented by the global purchase contract certificates will be made by the purchase contract agent to the depositary (or its nominee) as the holder thereof. Cash payments in respect of the U.S. treasury strips component of Equity Units in global form will be made by the custodian, at the direction of the purchase contract agent, to the depositary (or its nominee) as the holder of such Equity Units.
Ownership of beneficial interests in the global Equity Unit certificates and global purchase contract certificates is limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee, which we refer to as participants. Ownership of beneficial interests in global Equity Unit certificates and global purchase contract certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement for holders who hold in book-entry form will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit such settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global Equity Unit certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of PG&E Corporation, the purchase contract agent or the custodian or any of their respective agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global Equity Unit certificates or global purchase contract certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to such beneficial ownership interests.
Notices
So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.